Exhibit 99.1

DiaMedica Therapeutics Reports Second Quarter 2026 Financial Results and Provides Business Highlights

●	Enrollment Complete in First Cohort of Phase 2 Early-Onset Fetal Growth Restriction Trial; Key Opinion Leader Call and Topline Results to Be Held in September

●

Positive Topline Results from Phase 2 Late-Onset Preeclampsia Part 1a Dose-Extension Cohort, Demonstrating Rapid, Clinically Meaningful, and Statistically Significant Reductions in Maternal Blood Pressure

●	Enrollment for Acute Ischemic Stroke Phase 2/3 Trial Progressing with Interim Analysis Anticipated Q1 2027

●	$43.5 million in Cash, Cash Equivalents and Investments, Anticipated Runway through 2027

●	Conference Call and Webcast August 11 at 8:00 AM Eastern Time / 7:00 AM Central Time

Minneapolis, Minnesota – August 10, 2026 (Business Wire) – DiaMedica Therapeutics Inc. (Nasdaq: DMAC), a clinical-stage biopharmaceutical company focused on developing novel treatments for preeclampsia, fetal growth restriction and acute ischemic stroke, today provided a business update and reported financial results for the second quarter ended June 30, 2026. Management will host a conference call Tuesday, August 11, 2026, at 8:00 AM Eastern Time / 7:00 AM Central Time to discuss its business update and second quarter 2026 financial results.

“With the recent positive interim results from Part 1a of our Phase 2 study evaluating DM199 in preeclampsia, we’re eager to continue advancement of this promising candidate to address ischemic diseases in the second half of this year,” said Rick Pauls, President and CEO of DiaMedica. “Preeclampsia, fetal growth restriction and stroke are areas with high unmet medical need due to the lack of approved treatment options, and we believe DM199 has the potential to provide a disease-modifying solution for patients suffering from these ischemic conditions. We look forward to sharing results of the recently completed first cohort of fetal growth restriction and initiating subsequent studies in the ongoing investigator-sponsored Phase 2, open label trial in these indications.”

“In Part 1a of the Phase 2 study evaluating DM199 in women with preeclampsia with expected delivery within 72 hours, the most clinically meaningful pharmacodynamic effects were observed in the mid-dose range, Cohorts 4 through 8, where patients showed reductions in both maternal blood pressure and uterine artery pulsatility index (PI). Reductions in PI are consistent with reduced uteroplacental vascular resistance, improved blood flow and the potential to modify the underlying disease process in these patient populations,”said Julie Krop, MD, Chief Medical Officer of DiaMedica. “These findings represent significant progress for our preeclampsia program as they support selection of the mid-dose range for further clinical evaluation in our early-onset preeclampsia and fetal growth restriction studies.”

Recent Corporate Highlights

●

Fetal Growth Restriction (FGR) Phase 2 Update: Enrollment of the first of three planned cohorts has been completed, consisting of 6 participants at the 5 µg/kg dose level. This is the first time DM199 has been used to treat early-onset fetal growth restriction patients. A key opinion leader (KOL) call is being scheduled in September, with leading preeclampsia OBGYN and study Principal Investigator Dr. Cathy Cluver, to discuss the clinical case for DM199’s therapeutic potential in FGR and top line results from the first cohort.

●

Preeclampsia (PE) Phase 2 Part 1a Topline Results: DM199 produced clinically meaningful and statistically significant, sustained reductions in maternal blood pressure in late-onset PE. In the combined final, highest-dose cohorts (n=15; cohort 10 and extension cohort), DM199 produced a mean 29.1 mmHg reduction in systolic blood pressure (SBP) from a baseline mean of 169.3 mmHg (p<0.001) and a 17.0 mmHg reduction in diastolic blood pressure (DBP) from a baseline mean of 103.7 mmHg (p<0.001) at the pre-specified time point of five minutes after completion of the IV infusion. SBP was maintained below 160 mmHg at all measured time points over 24 hours (p<0.01). The combined cohort consisted of 15 PE subjects, three from the initial dose escalation phase and 12 additional subjects enrolled in the extension cohort.

Detailed Part 1a results, including pharmacokinetic and pharmacodynamic analyses, are expected to be presented at an upcoming medical conference and submitted for publication.

DiaMedica is also preparing to initiate a concurrent open-label three dose Phase 2 study in early-onset preeclampsia in North America and the United Kingdom to further support Phase 3 dose selection.

●

Acute Ischemic Stroke (AIS) ReMEDy2 Phase 2/3 Clinical Developments: Enrollment in the Company’s Phase 2/3 ReMEDy2 (the ReMEDy2 trial – NCT05065216) trial has surpassed 85% of the 200 participants required to trigger the prespecified interim analysis. The Company now has approximately 70 activated sites across the United States, Canada, the United Kingdom, and six European countries added earlier this year, and expects the interim analysis to read out in early 2027.

●

Health Canada Authorizes Global Phase 2 Early-Onset Preeclampsia Study: Health Canada authorized initiation of the Company’s open-label, sequential-cohort Phase 2 dose-finding study in early-onset preeclampsia, designed to enroll approximately 30 PE patients across three dose levels informed by the Part 1a results. DiaMedica is working with sites in Canada and expects to dose its first patient in the fourth quarter of 2026, and is also preparing to expand the study to the United Kingdom later this year, subject to regulatory authorization and site readiness.

●

U.S. Regulatory Update on IND Pathway: In June 2026, DiaMedica received written feedback from the FDA regarding the nonclinical reproductive toxicity information needed to support a U.S. IND application for DM199 in preeclampsia. Based on this feedback, the Company believes that the previously completed rat reproductive toxicity study may be adequate to support IND clearance, provided DiaMedica can demonstrate adequate DM199 exposure, enzymatic activity, and pharmacologic effect in rats. DiaMedica has initiated a rat pharmacokinetic and pharmacologic activity study and, once complete, plans to submit the data package to FDA for review.

Financial Results Highlights for the Quarter Ended June 30, 2026

●

Cash Position and Runway – Cash, cash equivalents and short-term investments were $43.5 million as of June 30, 2026, compared to $59.9 million as of December 31, 2025. Current liabilities were $6.6 million as of June 30, 2026, resulting in working capital of $37.7 million, compared to current liabilities of $5.1 million and working capital of $55.5 million as of December 31, 2025. Based on its current plans, the Company anticipates its current cash, cash equivalents and short-term investments will enable the Company to fund its planned clinical studies and support corporate operations through 2027.

●

Cash Flows - Net cash used in operating activities for the six months ended June 30, 2026 was $17.2 million compared to $14.7 million for the same period in 2025. The increase resulted primarily from the increased net loss, partially offset by changes in operating assets and liabilities during the current year period.

●

Research and Development (R&D) – R&D expenses were $8.2 million and $16.1 million for the three and six months ended June 30, 2026, respectively, up from $5.8 million and $11.5 million for the three and six months ended June 30, 2025, respectively. The increases were due primarily to the expansion of the Company’s clinical team, its ongoing ReMEDy2 clinical trial, including its global expansion, costs related to additional reproductive toxicity testing performed in support of the Company’s preeclampsia program in the United States, increased manufacturing development activity, and increased non-cash share-based compensation. The Company expects R&D expenses to increase moderately in future periods relative to recent prior periods as it continues the ReMEDy2 trial, including its global expansion, and continues to expand its DM199 clinical development program into preeclampsia.

●

General and Administrative (G&A) – G&A expenses were $2.3 million and $4.8 million for the three and six months ended June 30, 2026, respectively, up slightly from $2.2 million and $4.7 million for the three and six months ended June 30, 2025, respectively. The increase for the three-month period was driven primarily by increased non-cash share-based compensation and professional fees, while the increase for the six-month period resulted primarily from increased personnel costs incurred in conjunction with expanding our team, partially offset by a reduction in current-year legal and other professional fees. The Company expects G&A expenses to remain relatively steady in future periods compared to recent prior periods.

●

Net Loss – Net losses were $10.1 million and $20.2 million for the three and six months ended June 30, 2026, respectively, up from $7.7 million and $15.4 million for the three and six months ended June 30, 2025, respectively.

Conference Call and Webcast Information

DiaMedica Management will host a conference call and webcast to discuss its business update and second quarter 2026 financial results on Tuesday, August 11, 2026, at 8:00 AM Eastern Time / 7:00 AM Central Time:

Date:	Tuesday, August 11, 2026
Time:	8:00 AM EDT / 7:00 AM CDT
Web access:	https://app.webinar.net/d01wEPk9peA
Dial In:	(646) 357-8766
Conference ID:	2224408

Interested parties may access the conference call by dialing in or listening to the simultaneous webcast. Listeners should log on to the website or dial in 15 minutes prior to the call. The webcast will remain available for play back on the Company’s website, under investor relations - events and presentations, following the earnings call and for 12 months thereafter. A telephonic replay of the conference call will be available until August 18, 2026, by dialing (880) 770-2030 (US Toll Free) and entering the replay passcode: 2224408#.

About the Phase 2 IST of DM199 in Preeclampsia and Fetal Growth Restriction

The Phase 2 study is an open-label, single center, single-arm, safety and pharmacodynamic, proof-of-concept, investigator-sponsored trial of DM199 for the treatment of PE is currently being conducted at the Tygerberg Hospital in Cape Town, South Africa. This Phase 2 study consists of three studies (Part 1a, Part 1b and Part 2) in PE and a single study in FGR. Part 1a has been completed; the FGR study has initiated enrollment, and its first cohort of 6 participants has been enrolled; and Parts 1b and 2 are expected to initiate in September or October of 2026, as follows:"

Preeclampsia (PE)

●

Part 1a late-onset PE: dose-escalation study evaluating single intravenous (IV) / single subcutaneous (SC) DM199 doses in late-onset PE subjects enrolled within 72 hours of delivery, including a confirmatory extension cohort of up to 12 participants at the cohort 10 dose level, which was completed in June 2026.

●

Part 1b late-onset PE: dose-expansion study evaluating continuous IV infusion in up to 30 late-onset PE subjects enrolled within 72 hours of delivery, using a dosing level identified in Part 1a; initial enrollment expected in September or October 2026.

●

Part 2 early-onset PE: evaluation of repeated SC dosing of DM199 in up to 30 early-onset PE subjects until delivery (expectant management), using three dose levels at 5, 10 and up to 15 µg/kg. The dose for the third cohort will be between 1 and 15 µg/kg based on results from the first two cohorts; initial enrollment expected in September or October 2026.

Fetal Growth Restriction (FGR)

●

Part 3 early-onset FGR: evaluating repeated SC dosing in up to 30 early-onset FGR subjects until delivery, using up to three dose levels initially based on Part 1a data; enrollment commenced in June 2026 and the first cohort of 6 participants has been enrolled. Dosing levels are at 5, 10 and up to 15 µg/kg. The dose for the third cohort will be between 1 and 15 µg/kg based on results from the first two cohorts.

About Fetal Growth Restriction

Fetal growth restriction (FGR) occurs when a fetus fails to reach its genetically determined growth potential in the womb, most commonly due to placental insufficiency. FGR affects an estimated 10% of pregnancies worldwide and is associated with significantly increased risks of stillbirth, preterm birth, and neonatal morbidity, as well as long-term neurodevelopmental, cardiovascular, and metabolic complications. In severe, early-onset cases, FGR often necessitates delivery before 32 weeks of gestation, when the risks of prematurity must be weighed against the dangers of continued growth restriction in utero. See the recently released white paper, “The Potential of DM199 to Treat Fetal Growth Restriction”.

About Preeclampsia

Preeclampsia is a serious pregnancy disorder that typically develops after the 20th week of gestation, characterized by high blood pressure and damage to organ systems, often the kidneys and liver. Affecting up to 8% of pregnancies worldwide, preeclampsia can pose significant risks to both the mother and baby, including risk of stroke, placental abruption, progression to eclampsia, premature delivery, and death. Preeclampsia occurs in two stages. First, in early pregnancy, the placenta fails to embed properly in the wall of the uterus, and the spiral arteries in the uterine wall that are supposed to dilate to promote healthy blood flow to the placenta do not widen. Stage 2 then occurs after 20 weeks of pregnancy as the placenta, which has been chronically starved of oxygen from the blood, begins to release noxious factors into the mother’s circulation, inflicting widespread damage to her blood vessels and causing systemic endothelial dysfunction. Symptoms may include severe headaches, vision changes, upper abdominal pain and swelling in the hands and face. Delivery of the baby, often very prematurely, is the only available option for stopping the progression of preeclampsia. Women who have had preeclampsia have three to four times the risk of high blood pressure and double the risk for heart disease and stroke.

About Acute Ischemic Stroke

Acute ischemic stroke (AIS) occurs when a blood clot blocks a vessel supplying blood to the brain, leading to a sudden loss of oxygen and nutrients and, if not corrected, ultimately neuronal cell death.  According to the U.S. Center for Disease Control, stroke causes approximately one out of every 20 deaths in the U.S. each year, and nearly nine out of 10 strokes are ischemic. No new therapeutics have been approved for acute ischemic stroke in over 25 years. When a blood vessel in the brain becomes blocked during a stroke, a core area of the affected brain tissue will typically suffer a nearly complete loss of blood flow, while the surrounding area (the “ischemic penumbra”) receives only about 20-40% of normal blood flow. Cells in the core area are rapidly depleted of their oxygen and glucose stores, leading, often within minutes, to cell death. The cells in the penumbral area may remain viable for several hours but are eventually at risk of damage.

About DiaMedica Therapeutics Inc.

DiaMedica Therapeutics Inc. is a clinical stage biopharmaceutical company committed to improving the lives of people suffering from serious ischemic diseases with a focus on preeclampsia, fetal growth restriction and acute ischemic stroke. DiaMedica’s lead candidate DM199 is the first pharmaceutically active recombinant (synthetic) form of the KLK1 protein, an established therapeutic modality in Asia for the treatment of acute ischemic stroke, preeclampsia and other vascular diseases. For more information visit the Company’s website at www.diamedica.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and forward-looking information that are based on the beliefs of management and reflect management’s current expectations. When used in this press release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” or “would,” the negative of these words or such variations thereon or comparable terminology and the use of future dates are intended to identify forward-looking statements and information. The forward-looking statements and information in this press release include statements regarding the timing, nature and requirements for regulatory applications and approvals, including its application for an IND for the study of DM199 as a treatment for preeclampsia and fetal growth restriction and its conducting a Phase 2 trial in these indications; continued ReMEDy2 trial enrollment and timing of the interim analysis; anticipated clinical benefits and success of DM199 for the treatment of preeclampsia, fetal growth restriction and acute ischemic stroke; future R&D and G&A expenses and the Company’s projected cash runway. By their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements, or other future events, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Applicable risks and uncertainties include, among others, risks and uncertainties relating to the timing and outcomes of non-clinical studies; risks and uncertainties relating to the timing of studies and trials; risks and uncertainties relating to the clinical expansion into preeclampsia and associated trials; the risk that existing preclinical and clinical data may not be predictive of the results of ongoing or later clinical trials; DiaMedica’s plans to develop, obtain regulatory approval for and commercialize its DM199 product candidate for the treatment of preeclampsia, fetal growth restriction, and acute ischemic stroke and its expectations regarding the benefits of DM199; DiaMedica’s ability to conduct successful clinical testing of DM199 and within its anticipated parameters, site activations, enrollment numbers, costs and timeframes; the perceived benefits of DM199 over existing treatment options; the potential direct or indirect impact of hospital and medical facility staffing shortages, increased tariffs and worldwide global supply chain shortages on DiaMedica’s business and clinical trials, including its ability to meet its site activation and enrollment goals; DiaMedica’s reliance on collaboration with third parties to conduct clinical trials; DiaMedica’s ability to continue to obtain funding for its operations, including funding necessary to complete current and planned clinical trials and obtain regulatory approvals for DM199 for preeclampsia, fetal growth restriction, and acute ischemic stroke; and the risks identified under the heading “Risk Factors” in DiaMedica’s annual report on Form 10-K for the fiscal year ended December 31, 2025 filed with the U.S. Securities and Exchange Commission (SEC) and subsequent SEC reports, including our most recent quarterly report on Form 10-Q. The forward-looking information contained in this press release represents the expectations of DiaMedica as of the date of this press release and, accordingly, is subject to change after such date. Readers should not place undue importance on forward-looking information and should not rely upon this information as of any other date. While DiaMedica may elect to, it does not undertake to update this information at any particular time except as required in accordance with applicable laws.

Contact:

Scott Kellen

Chief Financial Officer

Phone: (763) 496-5118
skellen@diamedica.com

For Investor Inquiries:
Mike Moyer
Managing Director, LifeSci Advisors, LLC

Phone: (617) 308-4306
mmoyer@lifesciadvisors.com

Media Contact:
Madelin Hawtin
LifeSci Communications
mhawtin@lifescicomms.com

DiaMedica Therapeutics Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$8,153	$5,822	$16,140	$11,478
General and administrative	2,345	2,185	4,840	4,673
Operating loss	(10,498)	(8,007)	(20,980)	(16,151)

Other income, net	366	314	813	757

Loss before income tax expense	(10,132)	(7,693)	(20,167)	(15,394)

Income tax expense	(7)	(6)	(14)	(12)

Net loss	(10,139)	(7,699)	(20,181)	(15,406)

Other comprehensive loss
Unrealized loss on marketable securities	(11)	(19)	(87)	(37)

Net loss and comprehensive loss	$(10,150)	$(7,718)	$(20,268)	$(15,443)

Basic and diluted net loss per share	$(0.19)	$(0.18)	$(0.38)	$(0.36)
Weighted average shares outstanding – basic and diluted	53,894,295	42,957,619	53,844,171	42,901,093

DiaMedica Therapeutics Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	June 30, 2026	December 31, 2025
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,129	$15,647
Marketable securities	38,375	44,243
Prepaid expenses and other assets	567	481
Amounts receivable	244	258
Total current assets	44,315	60,629

Non-current assets:
Operating lease right-of-use asset, net	400	400
Property and equipment, net	153	197
Deposits	133	145
Total non-current assets	686	742

Total assets	$45,001	$61,371

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,812	$1,475
Accrued liabilities	3,666	3,545
Operating lease obligation	107	101
Finance lease obligation	9	11
Total current liabilities	6,594	5,132

Non-current liabilities:
Operating lease obligation	69	124
Finance lease obligation	—	4
Total non-current liabilities	69	128

Shareholders’ equity:
Common shares, no par value; unlimited authorized; 53,925,697 and 42,818,660 shares issued and outstanding, as of June 30, 2026 and December 31, 2025, respectively	—	—
Paid-in capital	231,324	228,829
Accumulated other comprehensive income (loss)	(37)	50
Accumulated deficit	(192,949)	(172,768)
Total shareholders’ equity	38,338	56,111
Total liabilities and shareholders’ equity	$45,001	$61,371

DiaMedica Therapeutics Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(20,181)	$(15,406)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	1,940	1,638
Amortization of discounts on marketable securities	(359)	(441)
Non-cash lease expense	44	40
Depreciation	23	14
Changes in operating assets and liabilities:
Amounts receivable	14	75
Prepaid expenses and other assets	(86)	(453)
Deposits	—	1,108
Accounts payable	1,337	321
Accrued liabilities and operating lease liabilities	72	(1,643)
Net cash used in operating activities	(17,196)	(14,747)

Cash flows from investing activities:
Purchase of marketable securities	(23,650)	(16,370)
Maturities and sales of marketable securities	29,790	31,967
Purchases of property and equipment	(11)	(18)
Net cash provided by investing activities	6,129	15,579

Cash flows from financing activities:
Proceed from the exercise of common stock options	555	257
Principal payments on finance lease obligation	(6)	(5)
Net cash provided by financing activities	549	252

Net increase (decrease) in cash and cash equivalents	(10,518)	1,084
Cash and cash equivalents at beginning of period	15,647	3,025
Cash and cash equivalents at end of period	$5,129	$4,109

Supplemental disclosure of non-cash transactions:
Cash paid for income taxes	$13	$12